Exhibit 10.13

AMERICAN
ENGINEERING
TESTING, INC,	CONSULTANTS
• GEOTECHNICAL
• MATERIALS
• ENVIRONMENTAL
October 19, 2006
MinnErgy, LLC — Renewable fuels
PO Box 186
Winona, MN 55987
Attn:	Dan Arnold/Ron Scherbring
RE:	Proposal for Geotechnical Services Proposed Ethanol Plant Eyota, MN AET#11-03892
Dear Mr. Arnold / Mr. Scherbring,
Introduction
American Engineering Testing, Inc. is pleased to offer you subsurface exploration and geotechnical review services for your Proposed Ethanol Plant in Eyota, MN. This proposal is being submitted per your request of October 13, 2006. This letter is intended to define our scope of work, and to present you with an estimate of our fee, the anticipated schedule and other information regarding our services.
Purpose of Study
The purpose of this geotechnical work is to explore the subsurface conditions at the site, and based on our characterization of the obtained data, to prepare a geotechnical engineering report presenting comments and recommendations to assist you and your design team in planning and construction of the project.
Project Information
We understand you are planning on building an approximately 1,000,000 gallon/year corn ethanol production plant in Eyota, MN. The proposed plant site is situated on an approximately 2,000’ by 1,500’ tract of land which is currently utilized for agricultural crop production except for the southern 1/4, which is heavily wooded.
The project will include the construction of grain storage tanks, exterior process tanks, fermentation tanks, a process building, evaporation, distillation equipment, a rail road spur, parking and drive areas. Based upon previous work we have performed on similar projects, we anticipate soil bearing pressure for these structures supported on shallow frost depth spread footings are on the order of 1(ksf) to 6 (ksf). Based upon the topographic information provided, it appears the site generally slopes downward from the south approximately elevation 1290’ towards the north to approximately elevation 1275’.

Background Information
Base upon our three (3) preliminary soil borings, advanced in a diagonal, bisecting the site from the southeast to the northwest corner on October 18, 2006, AET anticipates a general soil profiled of lean clay topsoil, underlain by variable clayey and sandy alluvium deposits and weathered bedrock deposits. It appears the bedrock at the site is Galena group formation, possibly Prosser Limestone. The preliminary flight auger borings were obstructed on bedrock at a depth of between 5’ to 21.5’ below existing site grade, sloping down from the north to the south.
Scope of Services
Field Work
Our proposed scope of field work includes advancing thirty-eight (38) soil borings at the site, as indicated on the attached site sketch. Based upon our preliminary boring (PB) boring information we estimate our borings will be between 5’ to 30’. deep.
The test borings will be sampled with a split-spoon sampler utilizing standard penetration test methods per ASTM:D 1586. Our services will include arranging clearance of underground public utilities through the Gopher State One Call System.
We assume that the proposed boring locations will be staked in the field by the project surveyor and will be accessible to our truck mounted equipment which will require clearing the southern 1/4 of the site for access to our proposed boring locations.
Soil Laboratory Testing
Our services will include mechanical laboratory testing of selected soil samples to aid in judging engineering properties of the soils. In this proposal we have budgeted $500.00 for geotechnical laboratory testing. If conditions are encountered which indicate the laboratory program should be expanded for proper evaluation, we will review the recommended tests and associated cost with you prior to proceeding.
Engineering Report
Following the field and laboratory work, a formal engineering report will be prepared and submitted. This report will include logs of the test borings, the laboratory test results, a review of engineering properties of the on-site soils, and our geotechnical engineering opinions and recommendations regarding the following:
•	Grading procedures to prepare the building areas for structural support, including comments on the suitability of the on-site soils for reuse as fill
•	Foundation types and depths, including allowable soil bearing capacity and estimates of foundation settlement
•	Ground floor slab support, including recommendations on the need for a vapor or capillary water barrier
•	Backfilling procedures with drain tile recommendations and estimates of lateral earth pressures
•	Preparation of the subgrade for pavements and rail road spurs
•	Pavement section thickness designs
•	Comments on other items which may affect final performance or constructability, such as frost heave and draina[g]e considerations
The scope of work defined in this proposal is intended for geostructural purposes only. This scope, is not intended to explore for the presence or extent of environmental contamination at the site. However, we will note obvious contamination encountered which can be detected by human sight or smell sensing.
Fees
The scope of work defined in this proposal will be performed on a time and materials basis according to our current schedule of fees. A short form copy of this schedule is attached. For the scope of work described, we estimate a cost in the range of $13,000.00 to $17,000.00.
In the event the scope of our work needs to be revised due to unanticipated conditions or for proper evaluation, we will review such adjustments and the associated fees with you; and receive your approval before proceeding.
Schedule
Weather permitting, we anticipate drilling operations can begin within about one (1) to two (2) weeks after receiving authorization to proceed. Verbal results of the drilling activities can be obtained shortly after completion of the drilling. We anticipate the geotechnical report can be prepared within about one (1) to two (2) weeks after completion of the field work. We are available to review special schedule needs with you.
Terms
Our services will be performed per the attached “Service Agreement,” along with the “Subsurface Boring Supplement.” Client and its authorized representatives agree that verbal authorization of our services is formal acceptance of the terms and conditions contained herein.
Acceptance
Please indicate your acceptance of this proposal by endorsing the enclosed copy and returning it to us. The original proposal is intended for your records.
Remarks
This proposal is valid for a period of 90 days.
We appreciate the opportunity to submit this proposal to you and look forward to working with you on this project. If you have any questions regarding our services, or need additional information, please do not hesitate to contact me.

Sincerely,
American Engineering Testing, Inc.
/s/ Alec J. Hovick
Alec J. Hovick
Manager — Rochester
Phone: (507) 281-3547
Fax: (507) 281-4941
AJH:acl
Attachments
ACCEPTANCE:

Client:	Minnergy

Authorized
Signature:	/s/ Daniel H. Arnold

Typed Name:	Daniel H. Arnold

Title:	Chairman

Date:	10/31/06